EXHIBIT 3.1



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                            Amendment

                               of

                    Articles of Incorporation

                               of

                         DENTALSERV.COM



















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                         STATE OF NEVADA

                            AMENDMENT

                               OF

                    ARTICLES OF INCORPORATION

                               OF

                         DENTALSERV.COM

DENTALSERV.COM, a Nevada corporation (the "Corporation"), does hereby certify that:

First: That the Board of Directors of DentalServ.Com (the "Corporation") by unanimous written consent dated as of August 13, 2007, adopted resolutions setting forth proposed amendments to the Articles of Incorporation of the Corporation as hereinafter amended, declaring such amendments to be advisable and calling for the submission of such amendments to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

Resolved, that the Articles of incorporation of the Corporation be amended by changing Article VI so that, as amended, said
Article shall be and read as follows:

"Article VI (a) The total number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of Ninety Million (90,000,000) shares of Common Stock, par value $0.001 per share, (hereafter called the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share, (hereinafter called the "Preferred Stock")

               (b)   Each   four  (4)  shares  of   Common  Stock
outstanding at 5:00 p.m. on August 10,, 2007, shall be deemed to be one (1) share of Common Stock of the Corporation, par value
$0.001 per share.

               (c) Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (hereinafter the "Board"), each of which series shall consist of such number of shares and have such distinctive designations or title as shall be fixed by resolution of the Board prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board providing for the issuances of such series of Preferred Stock."


Second:   That  thereafter, pursuant to  Section  78.320  of  the
Private Corporations law, Nevada Revised Statutes, written consents approving the amendments set forth above were signed by holders of outstanding voting stock having not less than the minimum number of votes that


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would be necessary to authorize or take  such action at a meeting on such date at which all shares entitled to vote thereon were present and voted.

Third: That said amendments were duly adopted in accordance with the provisions of Sections 78.1955, 78.2055, 78.315 & 78.320 of the Private Corporations law, Nevada Revised Statutes .

Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendments.


                         By: /s/ Lawerence Chimerine
                             ---------------------------
                         Name: Lawrence Chimerine, President, CEO
                                    (Authorized Officer)














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